Exhibit 99.1

MEDIA RELEASE

Vera Bradley Board Elects Karen Kaplan as Director

Fort Wayne, Ind. (October 4, 2012) - Vera Bradley, Inc. (Nasdaq: VRA) announced today that its board of directors unanimously elected Karen Kaplan as a director, effective October 3, 2012.

Ms. Kaplan is President of Hill Holliday, one of the nation’s largest advertising agencies, where she has worked since 1982.

Ms. Kaplan was elected to and currently serves as Chairman of the Greater Boston Chamber of Commerce. She serves on the Board of Governors of the Chief Executives’ Club of Boston and the Board of the Massachusetts Conference for Women, and is a Trustee of the Post Office Square Trust, as well as a member of the Clinton Global Initiative. She is the immediate past President of the Massachusetts Women’s Forum.

Ms. Kaplan is a Trustee of Fidelity Investments where she serves on the Audit Committee and Governance and Nominating Committee, and is a Director of Delta Dental and DentaQuest where she chairs the Nominating and Governance Committee and serves on the Compensation and Executive Committees.

“We are thrilled that Karen has joined our Board,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Her unique perspective and significant marketing and branding expertise will serve the company well.”

Ms. Kaplan was recently honored as one of the 100 most influential women in advertising by Advertising Age, and was previously selected by the publication as one of its “Women to Watch.” She was also named one of the 50 most powerful people in Boston by Boston Magazine and the Boston Business Journal.

About Vera Bradley

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to “be colorful” with designs that reflect their personal style. Vera Bradley employs 2200 and fiscal 2012 sales were $461 million. The company’s commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (NASDAQ: VRA), visit www.verabradley.com/mediaroom.

CONTACT:

PR - Melissa Schenkel, 260.207.5176, mschenkel@verabradley.com

IR - Paul Blair, 260.207.5183, pblair@verabradley.com